Exhibit 99.1

PRESS RELEASE

ENERGY TRANSFER PARTNERS, L.P.
ANNOUNCES COMPLETION OF $750 MILLION PRIVATE PLACEMENT
OF 5.95% SENIOR NOTES DUE 2015

Dallas, Texas – January 19, 2005 – Energy Transfer Partners, L.P. (NYSE:ETP) announced today that it has completed its previously announced private placement of fixed rate senior notes with a ten year maturity. In the private placement, $750 million aggregate principal amount of 5.95% senior unsecured notes due 2015 were sold in an offering under Rule 144A and Regulation S under the Securities Act of 1933, as amended. Wachovia Capital Markets, LLC acted as Lead Manager on the offering.

In addition to the private placement, the Partnership entered into a new $700 million unsecured revolving credit facility, led by Wachovia Bank, N.A. as Administrative Agent, to finance internal construction projects and other future expansion opportunities of the Partnership’s midstream and transportation business.

The Partnership used the net proceeds of approximately $741 million from the senior notes along with funding from the Partnership’s new revolving credit facility to repay all of the outstanding indebtedness maturing in January 2008 of the Partnership’s natural gas midstream and transportation operating subsidiary, La Grange Acquisition, L.P.

By completing this refinancing, the Partnership has substantially reduced its exposure to rising interest rates and has also deferred principle payments on $750 million of its indebtedness to 2015. In addition, the new credit facility will finance foreseeable future capital needs.

Energy Transfer Partners, L.P. is a publicly traded partnership owning and operating a diversified portfolio of energy assets. The Partnership’s natural gas operations include approximately 7,750 miles of natural gas gathering and transportation pipelines with an aggregate throughput capacity of 5.2 billion cubic feet of natural gas per day, with natural gas treating and processing assets located in Texas, Oklahoma, and Louisiana. The Partnership is the fourth largest retail marketer of propane in the United States, serving more than 650,000 customers from 311 customer service locations in 32 states extending from coast to coast, with concentration in the western, upper midwestern, northeastern, and southeastern regions of the United States.

The information contained in this press release is available on the Partnership’s website at www.energytransfer.com. For more information, please contact H. Michael Krimbill, President and Chief Financial Officer, at 918-492-7272.